EXHIBIT 21

Subsidiaries of United Community Banks, Inc. as of December 31, 2024.

Subsidiary	State of Organization

United Community Bank	South Carolina

Navitas Credit Corp.	Florida

NLFC Reinsurance Corp.	Tennessee

UCB Investments, Inc.	North Carolina

UCB Funding Corp.	Georgia

United Community Development Corporation	Georgia

UCBI Georgia Credits, LLC	Georgia

United Community Payment Systems, LLC (50% owned by United Community Bank)	Delaware

TFG Holdings, LLC	Delaware

FNBSM The Falls, LLC	Florida

United Community Public Finance, Inc.	Delaware

FinTrust Brokerage Services, LLC	North Carolina

United Community Insurance, Inc.	Florida

FinTrust Capital Advisors, LLC	Georgia

Community First Capital Trust II	Delaware

Tidelands Statutory Trust I	Delaware

Four Oaks Statutory Trust I	Delaware